Exhibit 99.(q.7)

POWER OF ATTORNEY

WITH RESPECT TO

iSHARES TRUST AND iSHARES, INC.

Know all men by these presents that each of the Trustees of iShares Trust (the “Trust”) and Directors of iShares, Inc. (the “Company”) whose names and signatures appear below, constitutes and appoints Lee T. Kranefuss, Michael Latham and W. John McGuire, his attorneys-in-fact, with power of substitution, and each of them in any and all capacities, to sign any registration statements and amendments thereto for the Trust and the Company and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

November 15, 2005

/s/ John E. Kerrigan
Name: John E. Kerrigan